UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 16, 2008

MERCARI COMMUNICATIONS GROUP, LTD. (Exact name of registrant as specified in its charter)

Colorado	0-17284	84-1085935
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

2525 East Cedar Avenue, Denver Colorado	80209
(Address of principal executive offices)	(Zip Code)

(303) 623-0203 (Registrant’s telephone number, including area code)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.      Other Events

Item 8.01.      Other Events.

          On June 16, 2008, Mercari Communications Group, Ltd. (the “Company”) entered into a non-binding letter of intent (the “Letter of Intent”) with AmpliMed Corporation, a Delaware corporation (“AmpliMed”). AmpliMed is a privately-held clinical stage pharmaceutical company headquartered in Tucson, Arizona. Also parties to the Letter of Intent are Kanouff, LLC (“LLC”) and Underwood Family Partners, Ltd. (“Partners”), two entities controlled by the majority shareholders of the Company. The Letter of Intent sets forth the general terms upon which AmpliMed and/or its investors would acquire, by way of a merger with a to be formed wholly-owned subsidiary of the Company, approximately 96% of the total issued and outstanding common stock of the Company. Additionally, it is contemplated that LLC and Partners will sell to AmpliMed a total of 819 shares of common stock of the Company which they currently own in exchange for the payment by AmpliMed of $400,000. Pursuant to the Letter of Intent, the Company and AmpliMed agree to negotiate the entry into a definitive merger agreement whereby AmpliMed will be combined with the Company through a tax-free reorganization. The entry into a merger agreement is subject to the completion of due diligence and the satisfaction of certain terms and conditions by all of the parties. Pursuant to the Letter of Intent, the parties have agreed to negotiate in good faith to arrive at a mutually agreeable definitive agreement as soon as practicable, but not later than August 30, 2008. The proposed reorganization will provide AmpliMed with a public company platform to facilitate its future growth and development. Following the contemplated transaction, the existing shareholders of the Company will retain approximately 4% of the issued and outstanding shares of the Company’s common stock. The Company can provide no assurance that the proposed transaction will be consummated.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCARI COMMUNICATIONS
GROUP, LTD.

By: /s/ L Michael Underwood
             L. Michael Underwood, President

Date: June 16, 2008